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                                                                EXHIBIT NO. 12.1









                             RADIOSHACK CORPORATION

         STATEMENT OF COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED DIVIDENDS


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                                                                      Three Months Ended
                                                                           March 31,
                                                                 ------------------------------
(In millions, except ratios)                                         2001              2000
----------------------------                                     ------------      ------------
RATIO OF EARNINGS TO FIXED CHARGES:

Net income                                                       $       46.5      $       69.7
Plus provision for income taxes                                          28.5              42.7
                                                                 ------------      ------------
Income before income taxes                                               75.0             112.4
                                                                 ------------      ------------

Fixed charges:

Interest expense and amortization, including debt discount               13.0               9.5
Amortization of issuance expense                                          0.2               0.2
Appropriate portion (33 1/3%) of rentals                                 18.8              17.6
                                                                 ------------      ------------
    Total fixed charges                                                  32.0              27.3
                                                                 ------------      ------------

Earnings before income taxes and fixed charges                   $      107.0      $      139.7
                                                                 ============      ============

Ratio of earnings to fixed charges                                       3.34              5.12
                                                                 ============      ============

RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED DIVIDENDS:

Total fixed charges, as above                                    $       32.0      $       27.3
Preferred dividends                                                       1.3               1.4
                                                                 ------------      ------------
Total fixed charges and preferred dividends                      $       33.3      $       28.7
                                                                 ============      ============

Earnings before income taxes and fixed charges                   $      107.0      $      139.7
                                                                 ============      ============

Ratio of earnings to fixed charges and preferred dividends               3.21              4.87
                                                                 ============      ============
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